EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 1, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in the F5 Networks, Inc. Annual Report on Form 10-K for the year ended September 30, 2002.

PricewaterhouseCoopers LLP

Seattle, Washington
October 20, 2003